Exhibit 99.1

News Release

Catasys, Inc. is now Ontrak, Inc.

Santa Monica, CA – July 6, 2020 – Catasys, Inc. (NASDAQ: CATS) (“Catasys” or the “Company”), a leading AI-powered and telehealth-enabled, virtualized outpatient healthcare treatment company, today announced that the company will adopt the name of its market-leading solution, becoming Ontrak, Inc. Effective Tuesday, July 7, 2020, the company’s common stock will trade under the new Nasdaq ticker symbol, OTRK, and the new CUSIP number 683373104.

This announcement leverages national brand recognition of the company’s OntrakTM solutions among health plan members, health plan customers, and the company’s network of over 12,000 behavioral health providers.

Mr. Terren Peizer, Chairman and CEO of Catasys, stated, “We are excited to announce this important milestone in our company’s growth trajectory. Our second national health plan customer has expanded their business with us nationwide, Q2 Net Promoter Score ratings of our Ontrak Program and Care Coaches demonstrate that customer loyalty has reached record highs at 77 and 83 respectively, and we believe we now have the largest network of behavioral health providers of any healthcare IT company. This marks our transition from the pilot phase of our corporate development into a clinically and economically-proven strategic partner to our customers, members and providers. For years we have been known to these constituencies as Ontrak, and to the investor and analyst community as Catasys. Powerhouse brands consolidate marketing and sales dollars behind a single, iconic brand name and brand identity. The Ontrak brand has tremendous positive equity in the marketplace and we believe that we will scale the business faster and more efficiently by uniting our corporate and product initiatives under the Ontrak master brand. Today we are Ontrak, better together, in every way and everywhere.”

OntrakTM solutions are a critical component of the company’s PRETM (Predict-Recommend-Engage) platform that predicts people whose chronic disease will improve with behavior change, recommends care pathways that are effective and that people will follow, and engages people who aren’t getting the care they need. OntrakTM solutions incorporate evidence-based psychosocial and medical interventions delivered either in-person or via telehealth, along with care coaching and in-market Community Care Coordinators who address the social and environmental determinants of health. OntrakTM solutions improve member health and deliver validated cost savings of more than 50% for enrolled members.

About Ontrak, Inc.
Ontrak, Inc. (f/k/a Catasys, Inc.) is a leading AI and telehealth enabled, virtualized outpatient healthcare treatment company, whose mission is to help improve the health and save the lives of as many people as possible. The company’s PRETM (Predict-Recommend-Engage) platform predicts people whose chronic disease will improve with behavior change, recommends effective care pathways that people are willing to follow, and engages people who aren’t getting the care they need. By combining predictive analytics with human engagement, Ontrak delivers improved member health and validated outcomes and savings to healthcare payers.

The company’s integrated, technology-enabled OntrakTM solutions, a critical component of the PRE platform, are designed to treat members with behavioral conditions that cause or exacerbate chronic medical conditions such as diabetes, hypertension, coronary artery disease, COPD, and congestive heart failure, which result in high medical costs.

Ontrak has a unique ability to engage these members, who do not otherwise seek behavioral healthcare, leveraging proprietary enrollment capabilities built on deep insights into the drivers of care avoidance.

Ontrak integrates evidence-based psychosocial and medical interventions delivered either in-person or via telehealth, along with care coaching and in-market Community Care Coordinators who address the social and environmental determinants of health, including loneliness. The company’s programs improve member health and deliver validated cost savings to healthcare payers of more than 50 percent for enrolled members. Ontrak solutions are available to members of leading national and regional health plans in 31 states and in Washington, D.C.

Learn more at www.ontrak-inc.com

Forward-Looking Statements
Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history, our inability to execute our business plan, increase our revenue and achieve profitability, lower than anticipated eligible members under our contracts, our inability to recognize revenue, lack of outcomes and statistically significant formal research studies, difficulty enrolling new members and maintaining existing members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, our ability to raise additional capital when needed and our liquidity. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects,"

"plan," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact
Westwicke
Bob East
Phone: 443 904 7975
Email: bob.east@westwicke.com